Exhibit 5.1
January 23, 2008
Hansen Medical, Inc.
380 North Bernardo Avenue
Mountain View, CA 94043
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Hansen Medical, Inc. (the “Company”) of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders of an aggregate of 140,048 shares of the Company’s Common Stock (the “Resale Shares”) that are issued and outstanding. The Resale Shares are to be sold by certain selling stockholders of the Company in the manner contemplated by the prospectus contained in the Registration Statement.
     In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Resale Shares are validly issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Gunderson Dettmer Stough
Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP